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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No. 2)*

IROBOT CORPORATION
(Name of Issuer)
COMMON STOCK, PAR VALUE $0.01 PER SHARE
(Title of Class of Securities)
462726100
(CUSIP Number)
December 31, 2007
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.	462726100	Page	2	of	19

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Acer Technology Ventures Management, LLC — 77-0480919

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

California

	5	SOLE VOTING POWER

NUMBER OF		—0—

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,108,085

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—0—

WITH:	8	SHARED DISPOSITIVE POWER

1,108,085

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,108,085

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.5%

12	TYPE OF REPORTING PERSON

PN

CUSIP No.	462726100	Page	3	of	19

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) iD America 1, LLC — 20-2116098

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		—0—

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,108,085

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—0—

WITH:	8	SHARED DISPOSITIVE POWER

1,108,085

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,108,085

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.5%

12	TYPE OF REPORTING PERSON

PN

CUSIP No.	462726100	Page	4	of	19

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) iD6 Fund, L.P. — 20-2157182

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		—0—

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,108,085

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—0—

WITH:	8	SHARED DISPOSITIVE POWER

1,108,085

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,108,085

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.5%

12	TYPE OF REPORTING PERSON

PN

CUSIP No.	462726100	Page	5	of	19

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) IP Fund One, L.P. — 77-0557138

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		—0—

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,108,085

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—0—

WITH:	8	SHARED DISPOSITIVE POWER

1,108,085

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,108,085

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.5%

12	TYPE OF REPORTING PERSON

PN

CUSIP No.	462726100	Page	6	of	19

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Acer Technology Ventures America, LLC — 77-0543791

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

	5	SOLE VOTING POWER

NUMBER OF		—0—

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,108,085

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—0—

WITH:	8	SHARED DISPOSITIVE POWER

1,108,085

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,108,085

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.5%

12	TYPE OF REPORTING PERSON

PN

CUSIP No.	462726100	Page	7	of	19

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Acer Technology Ventures Fund, L.P. — 98-0192779

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) ☐
(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

Cayman Islands

	5	SOLE VOTING POWER

NUMBER OF		—0—

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,108,085

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		—0—

WITH:	8	SHARED DISPOSITIVE POWER

1,108,085

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,108,085

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

4.5%

12	TYPE OF REPORTING PERSON

PN

CUSIP No.	462726100	Page	8	of	19

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Ronald Chwang

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	Canada

	5	SOLE VOTING POWER

NUMBER OF		19,334

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,288,535

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		19,334

WITH:	8	SHARED DISPOSITIVE POWER

		1,288,535

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,307,869

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	5.3%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	462726100	Page	9	of	19

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Teh-Tsung Lai

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		3,541

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,108,085

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		3,541

WITH:	8	SHARED DISPOSITIVE POWER

		1,108,085

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,111,626

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	4.5%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	462726100	Page	10	of	19

1	NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) James C. Lu

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
	(a) ☐
	(b) ☐

3	SEC USE ONLY

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	United States

	5	SOLE VOTING POWER

NUMBER OF		50,476

SHARES	6	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		1,108,085

EACH	7	SOLE DISPOSITIVE POWER
REPORTING
PERSON		50,476

WITH:	8	SHARED DISPOSITIVE POWER

		1,108,085

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	1,158,561

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	4.7%

12	TYPE OF REPORTING PERSON

	IN

CUSIP No.	462726100	Page	11	of	19
Item 1(a). Name of Issuer:
iRobot Corporation
Item 1(b). Address of Issuer’s Principal Executive Offices:
63 South Avenue, Burlington, Massachusetts 01803
Item 2(a). Name of Person Filing:
This statement is being filed by Acer Technology Ventures Management, LLC, iD America 1, LLC, iD6 Fund, L.P., IP Fund One, L.P., Acer Technology Ventures America, LLC, Acer Technology Ventures Fund, L.P., Ronald Chwang, Teh-Tsung Lai and James C. Lu.
Acer Technology Ventures Management, LLC is the general partner of Acer Technology Ventures Fund, L.P. James C. Lu is a principal of Acer Technology Ventures Management, LLC.
Acer Technology Ventures America, LLC is the general partner of IP Fund One, L.P. Ronald Chwang is a principal of Acer Technology Ventures America, LLC.
iD America 1, LLC is the general partner of iD6 Fund, L.P. Teh-Tsung Lai is a principal of iDAmerica 1, LLC.
Item 2(b). Address of Principal Business Office or, if None, Residence:
The address of the principal business office of each of Acer Technology Ventures Management, LLC, iD America 1, LLC, iD6 Fund, L.P., IP Fund One, L.P., Acer Technology Ventures America, LLC, Acer Technology Ventures Fund, L.P., Ronald Chwang, Teh-Tsung Lai and James C. Lu:
c/o Acer Technology Ventures
5201 Great America Parkway, Suite 270
Santa Clara, California 95054
Item 2(c). Citizenship:
Acer Technology Ventures Management, LLC – California
iD America 1, LLC — Delaware
iD6 Fund, L.P. – Cayman Islands
IP Fund One, L.P. – Cayman Islands
Acer Technology Ventures America, LLC — Delaware
Acer Technology Ventures Fund, L.P. – Cayman Islands
Ronald Chwang — Canada
Teh-Tsung Lai – United States
James C. Lu. – United States
Item 2(d). Title of Class of Securities:
Common Stock, par value $0.01 per share (the “Common Stock”)

CUSIP No.	462726100	Page	12	of	19
Item 2(e). CUSIP Number:
462726100
Item 3. Not Applicable.
Item 4. Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)	Amount beneficially owned:
As of December 31, 2007, Acer Technology Ventures Fund, L.P. was the record holder of 0 shares of Common Stock (the “ATVF Shares”); IP Fund One, L.P. was the record holder of 252,866 shares of Common Stock (the “IP Fund Shares”); iD6 Fund, L.P. was the record holder of 0 shares of Common Stock (the “iD6 Fund Shares”); Ronald Chwang was the record holder of 199,784 (1)(2) shares of Common Stock (the “Chwang Shares”); Teh-Tsung Lai was the record holder of 3,541 shares of Common Stock (the “Lai Shares”) and James C. Lu was the record holder of 50,476 shares of Common Stock (the “Lu Shares”). An affiliated entity, iD5 Fund, L.P., was the record holder of 855,219 shares of Common Stock (the “iD5 Fund Shares”).
By virtue of their relationship as affiliated entities, whose general partners have overlapping individual principals, as the case may be, each of Acer Technology Ventures Fund, L.P., IP Fund One, L.P. and iD6 Fund, L.P. may be deemed to beneficially own and share the power to direct the disposition and vote of the ATVF Shares, the IP Fund Shares, the iD6 Fund Shares and the iD5 Fund Shares for an aggregate of 1,108,085 shares (the “Record Shares”).
Each of Acer Technology Ventures Management, LLC (as general partner of Acer Technology Ventures Fund, L.P.), Acer Technology Ventures America, LLC (as general partner of IP Fund One, L.P.) and iD America 1, LLC (as general partner of iD6 Fund, L.P.) may also be deemed to beneficially own the Record Shares.
As a principal of Acer Technology Ventures Management, LLC, Acer Technology Ventures America, LLC and iD America 1, LLC, Ronald Chwang may be deemed to beneficially own the Record Shares and the Chwang shares for an aggregate of 1,307,869 shares. (1)(2)
As a principal of iD America 1, LLC, Teh-Tsung Lai may be deemed to beneficially own the Record Shares and the Lai shares for an aggregate of 1,111,626 shares.
As a principal of Acer Technology Ventures Management, LLC, James C. Lu may be deemed to beneficially own the Record Shares and the Lu shares for an aggregate of 1,158,561 shares.
Each reporting person disclaims beneficial ownership of such shares except to the extent of their pecuniary interest, if any, and this report shall not be deemed an admission that the reporting persons are the beneficial owner of all of the reported shares.

CUSIP No.	462726100	Page	13	of	19
(b)	Percent of class:

Acer Technology Ventures Management, LLC	4.5%
iD America 1, LLC	4.5%
Acer Technology Ventures Fund, L.P.	4.5%
IP Fund One, L.P.	4.5%
iD6 Fund, L.P.	4.5%
Ronald Chwang	5.3%
Teh-Tsung Lai	4.5%
James C. Lu	4.7%
The foregoing percentages are calculated based on the 24,484,211 shares of Common Stock of iRobot Corporation outstanding as of October 27, 2007 as reported in the issuer’s Quarterly Report on Form 10-Q filed with the SEC on October 31, 2007.
(c)	Number of shares as to which such person has:
(i)	Sole power to vote or to direct the vote:

Ronald Chwang	19,334	(1)
Teh-Tsung Lai	3,541
James C. Lu	50,476
0 shares for each other reporting person

(ii)	Shared power to vote or to direct the vote:

Ronald Chwang	1,288,535	(2)
1,108,085 shares for each other reporting person

(iii)	Sole power to dispose or to direct the disposition of:

Ronald Chwang	19,334	(1)
Teh-Tsung Lai	3,541
James C. Lu	50,476
0 shares for each other reporting person

(iv)	Shared power to dispose or to direct the disposition of:

Ronald Chwang	1,288,535	(2)
1,108,085 shares for each other reporting person

(1)	Includes 19,334 shares of Common Stock issuable to Ronald Chwang upon exercise of stock options.

(2)	Includes 180,450 shares of Common Stock held by the Chwang-Seto Family Trust. Ronald Chwang disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any, and this report shall not be deemed an admission that Ronald Chwang is the beneficial owner of all of the reported shares.

CUSIP No.	462726100	Page	14	of	19
Item 5. Ownership of Five Percent or Less of a Class.
With respect to all reporting persons except for Ronald Chwang:
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [X].
Item 6. Ownership of More than Five Percent on Behalf of Another Person.
Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
Not applicable.
Item 8. Identification and Classification of Members of the Group.
Not applicable.
Item 9. Notice of Dissolution of Group.
Not applicable.
Item 10. Certification.
Not applicable.

CUSIP No.	462726100	Page	15	of	19
SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.
Date: February 14, 2008

ACER TECHNOLOGY VENTURES MANAGEMENT, LLC

By:	/s/ James C. Lu

Name:	James C. Lu

Title:	Managing Director

ACER TECHNOLOGY VENTURES AMERICA, LLC

By:	/s/ Ronald Chwang

Name:	Ronald Chwang

Title:	CEO

ID AMERICA 1, LLC

By:	/s/ Teh-Tsung Lai

Name:	Teh-Tsung Lai

Title:	Partner and CFO

ACER TECHNOLOGY VENTURES FUND, L.P.

By:	Acer Technology Ventures Management, LLC,
its General Partner

By:	/s/ Ronald Chwang

Name:	Ronald Chwang

Title:	CEO

CUSIP No.	462726100	Page	16	of	19

IP FUND ONE, L.P.

By:	Acer Technology Ventures Management, LLC,
its General Partner

By:	/s/ Ronald Chwang

Name:	Ronald Chwang

Title:	CEO

ID6 FUND, L.P.

By:	iD America 1, LLC,
its General Partner

By:	/s/ Ronald Chwang

Name:	Ronald Chwang

Title:	CEO

/s/ Ronald Chwang

Ronald Chwang

/s/ Teh-Tsung Lai

Teh-Tsung Lai

/s/ James C. Lu

James C. Lu

CUSIP No.	462726100	Page	17	of	19
EXHIBIT INDEX

Exhibit 1.	Joint Filing Agreement as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

CUSIP No.	462726100	Page	18	of	19
Exhibit 1
JOINT FILING AGREEMENT PURSUANT TO RULE 13d-1(k)(1)
The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him, her or it contained herein, but shall not be responsible for the completeness and accuracy of the information concerning the other entities or persons, except to the extent that he, she or it knows or has reason to believe that such information is inaccurate.
Date: February 14, 2008

ACER TECHNOLOGY VENTURES MANAGEMENT, LLC

By:	/s/ James C. Lu

Name:	James C. Lu

Title:	Managing Director

ACER TECHNOLOGY VENTURES AMERICA, LLC

By:	/s/ Ronald Chwang

Name:	Ronald Chwang

Title:	CEO

ID AMERICA 1, LLC

By:	/s/ Teh-Tsung Lai

Name:	Teh-Tsung Lai

Title:	Partner and CFO

CUSIP No.	462726100	Page	19	of	19

ACER TECHNOLOGY VENTURES FUND, L.P.

By:	Acer Technology Ventures Management, LLC,
its General Partner

By:	/s/ Ronald Chwang

Name:	Ronald Chwang

Title:	CEO

IP FUND ONE, L.P.

By:	Acer Technology Ventures Management, LLC,
its General Partner

By:	/s/ Ronald Chwang

Name:	Ronald Chwang

Title:	CEO

ID6 FUND, L.P.

By:	iD America 1, LLC,
its General Partner

By:	/s/ Ronald Chwang

Name:	Ronald Chwang

Title:	CEO

/s/ Ronald Chwang

Ronald Chwang

/s/ Teh-Tsung Lai

Teh-Tsung Lai

/s/ James C. Lu

James C. Lu